Exhibit 99.3

2725 Sand Hill Road Suite 200 Menlo Park CA 94025 tel 650 234 5500 800 900 8930

CONSENT OF FINANCIAL ADVISOR TO INTEGRATED DEVICE TECHNOLOGY, INC.

We hereby consent to the inclusion of and reference to our opinion dated June 15, 2005, to the Board of Directors of Integrated Device Technology, Inc. (“IDT”) as Annex B to the joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”), relating to the proposed transaction between IDT and Integrated Circuit Systems, Inc. and to the references to such opinion in such joint proxy statement/prospectus under the headings “Summary of the Joint Proxy Statement/Prospectus – Opinion of IDT’s Financial Advisor,” “IDT Proposal One and ICS Proposal One – The Merger – Background of the Merger,” “IDT Proposal One and ICS Proposal One – The Merger – IDT Board of Directors’ Reasons for the Merger,” and “IDT Proposal One and ICS Proposal One – The Merger – Opinion of Morgan Stanley & Co. Incorporated.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Anand Balakrishna
Anand Balakrishna
Vice President

Menlo Park, CA

July 18, 2005